EXHIBIT 10.7

                           JOINT MANAGEMENT AGREEMENT

     This Joint Management Agreement (this "AGREEMENT") is entered into as of November 8, 2002 (the "EFFECTIVE DATE") by and among SGN LLC, a Delaware limited liability company ("SGN"), and Dex Holdings LLC, a Delaware limited liability company ("BUYER" and together with SGN the "BUYER PARTIES") on the one hand, and Qwest Dex, Inc., a Colorado corporation ("DEX"), and Qwest Communications International Inc., a Delaware corporation ("QWEST" and together with Dex the "QWEST PARTIES") on the other hand. Each of the signatories hereto is individually a "PARTY" and collectively the "PARTIES". Capitalized terms not otherwise defined herein will have the meanings assigned to such terms in
Article 1.

                                    RECITALS

     A. Qwest, Qwest Services Corporation, a Colorado corporation ("QSC"), Dex, and Buyer have entered into that certain Purchase Agreement (the "LLC PURCHASE AGREEMENT") dated as of August 19, 2002 pursuant to which Dex has agreed, subject to the terms and conditions set forth therein, to:
        (i) contribute certain of its assets and liabilities to SGN; and (ii) sell all of the outstanding limited liability company interests of SGN to Buyer following such contribution (the "CLOSING").

     B. Sections 7.2(g) and 7.3(f) of the LLC Purchase Agreement provide that the obligations of Qwest, QSC, Dex, and Buyer to consummate the Closing are subject, among other things, to the execution and delivery of this Agreement.

     C. In connection with the LLC Purchase Agreement, Qwest, QSC, Dex, and Buyer entered into that certain Purchase Agreement, dated of even date therewith (the "LLC II PURCHASE AGREEMENT"), pursuant to which Dex has agreed, subject to the terms and conditions set forth therein, to: (i) contribute certain of its assets and liabilities to GPP LLC; and (ii) sell all of the outstanding limited liability company interests of GPP LLC to Buyer following such contribution (the "SECOND CLOSING").

     D. During the Term of this Agreement, the Parties desire that the executives listed on Exhibit A, or any successors appointed pursuant to
        Section 4.2(ii), (collectively, the "MANAGEMENT TEAM") be simultaneously employed by each of Dex and SGN.

     E. The Parties desire to set forth the scope of certain of the responsibilities, duties and reporting requirements for the Management Team.

     F. The Parties desire to set forth the allocation of the costs of compensation and other employee benefits of the Management Team between Dex and SGN.

                                   AGREEMENT

     In consideration of the foregoing recitals and the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1 GENERAL RULES OF CONSTRUCTION. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular;
(ii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) "or" is not exclusive; (vi) "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

     1.2 DEFINITIONS. The following definitions will apply within this Agreement (including, unless the context clearly requires otherwise, any Exhibits hereto).

     "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

     "AGREEMENT" has the meaning set forth in the introductory paragraph.

     "BUSINESS" means the business of publishing of telephone directory products and services consisting principally of searchable (e.g., by alphabet letter or category) multiple telephone listings and classified advertisements that are delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM) or electronic media (e.g., Internet) as presently conducted by Dex and SGN, respectively.

     "BUSINESS PLAN" has the meaning set forth in the Professional Services Agreement.

     "BUYER" has the meaning set forth in the introductory paragraph.

     "BUYER PARTIES" has the meaning set forth in the introductory paragraph.

     "CHANGE OF CONTROL" means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than 50% of the combined voting power of the referenced Person's then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person; (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person's assets; or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than fifty-one percent (51%) of such Person's outstanding equity securities are issued in exchange for all or a significant portion of such Person's outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person's equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

     "CLOSING" has the meaning set forth in the Recitals.

     "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement between Welsh, Carson, Anderson & Stowe IX, L.P. and Qwest Services Corporation, dated as of April 22, 2002.

     "DEADLOCK" has the meaning set forth in Section 5.2.

     "DEADLOCK NOTICE" has the meaning set forth in Section 5.2.

     "DESIGNATED REPRESENTATIVES" has the meaning set forth in Section 5.1.

     "DEX" has the meaning set forth in the introductory paragraph.

     "EFFECTIVE DATE" has the meaning set forth in the introductory paragraph.

     "GOVERNMENTAL ENTITY" means any government or any regulatory agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "LIAISON COMMITTEE" has the meaning set forth in Section 5.1.

     "LLC PURCHASE AGREEMENT" has the meaning set forth in the Recitals.

     "LLC II PURCHASE AGREEMENT" has the meaning set forth in the Recitals.

     "LOSS" means any cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person; provided, however, that the term "Loss" will not be deemed to include any special, exemplary or punitive damages, except to the extent such damages are incurred as a result of third party claims.

     "MANAGEMENT TEAM" has the meaning set forth in the Recitals.

     "NON-COMPETITION AND NON-SOLICITATION AGREEMENT" means that certain Non-Competition and Non-Solicitation Agreement by and among Qwest, Dex, SGN and the other parties thereto, to be entered into at the Closing.

     "PARTY" and "PARTIES" has the meanings set forth in the introductory paragraph.

     "PAYROLL MEMORANDUM OF UNDERSTANDING" means that certain Payroll Memorandum of Understanding between Qwest, Dex and Buyer, to be entered into at the Closing.

     "PERSON" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

     "PROFESSIONAL SERVICES AGREEMENT" means that certain Professional Services Agreement of even date herewith by and between SGN and Dex.

     "QWEST" has the meaning set forth in the introductory paragraph.

     "QSC" has the meaning set forth in the Recitals.

     "QWEST PARTIES" has the meaning set forth in the introductory paragraph.

     "SECOND CLOSING" has the meaning set forth in the Recitals.

     "SEPARATION AGREEMENT" means that certain Separation Agreement by and between SGN, Buyer, Qwest and Dex, to be entered into at the Closing.

     "SEPARATION TRIGGER DATE" means the date upon which the LLC II Purchase Agreement is terminated prior to the consummation of the Second Closing.

     "SERVICES" has the meaning set forth in the Professional Services
Agreement.

     "SERVICE STANDARDS" has the meaning set forth in the Professional Services Agreement.

     "SGN" has the meaning set forth in the introductory paragraph.

     "TERM" has the meaning set forth in Article 2.

                                   ARTICLE 2
                       TERM AND TERMINATION OF AGREEMENT

     The term of this Agreement will commence as of the Effective Date and will continue in full force and effect until the earlier of: (i) the termination or earlier expiration of the Professional Services Agreement in accordance with its terms; or (ii) the date upon which the last member of the Management Team, or any successor chosen pursuant to Section 4.2(ii), is no longer simultaneously employed by both SGN and Dex (the "TERM").

                                   ARTICLE 3
                           SHARING OF MANAGEMENT TEAM

     3.1 MANAGEMENT TEAM. The Management Team will be employed on a full-time basis by each of SGN and Dex for the day-to-day management and operation of the Business, initially upon the Effective Date, in the capacities, and with the responsibilities, listed next to their respective names on Exhibit A. The Qwest Parties and the Buyer Parties each acknowledge and agree that, except as set forth below: (i) the Qwest Parties will have exclusive control of the Management Team with respect to the management and operation of the Business as it pertains to Dex; (ii) the Buyer Parties will have exclusive control of the Management Team with respect to the management and operation of the Business as it pertains to SGN; and (iii) the Qwest Parties and the Buyer Parties may, in their sole discretion, place any restrictions that they deem appropriate on the Management Team in connection with the management and operation of the Business as it pertains to Dex or SGN, respectively.

     3.2 SCOPE OF AUTHORITY. The Management Team will be entitled to exercise broad discretion and authority in managing and operating the Business in accordance with past practices. Without limiting the generality of the foregoing:

          (a) Operations. The Management Team will have the discretion and authority to select the third party suppliers of goods and services (e.g., paper supplies, printers, distributors) on behalf of each of SGN or Dex, and to enter into contracts for, or to cause each of SGN or Dex to enter into contracts for, all goods and services reasonably required for the operations of the their respective businesses; and

          (b) Personnel. The Management Team will have the discretion and authority for the hiring, promotion, demotion, compensation and termination of all personnel employed or engaged by each of SGN and Dex.

     3.3 BUSINESS PLAN. The Qwest Parties agree to direct each of the members of the Management Team to execute the terms of the Business Plan as it pertains to Dex, and the Buyer Parties agree to direct each of the members of the Management Team not to interfere with the execution of the Business Plan as it pertains to Dex. The Buyer Parties will direct each of the members of the Management Team to cause SGN to perform the Services in accordance with the Service Standards pursuant to the Professional Services Agreement.

     3.4 STANDARD OF PERFORMANCE. Subject to Section 3.1, the Parties will direct each member of the Management Team to: (i) devote a proportionate amount of such member's time, effort and resources necessary to operate the Business consistent with past practices with respect to such individual's position; and
(ii) promote the interests of the Business as a whole. Notwithstanding the foregoing, the Parties acknowledge and agree that during the Term each member of the Management Team will be a fiduciary of both Dex and SGN. In the event that any Party reasonably believes that any fiduciary duty of the Management Team (or any member thereof) with respect to Dex may be in conflict with any fiduciary duty with respect to SGN (or vice versa), then such Party will refer such potential fiduciary conflict to the Liaison Committee for direction as to how to proceed. The Parties will instruct each member of the Management Team to report any such potential fiduciary conflict to both the Qwest Parties and the Buyer Parties as soon as practicable after such member first has reasonable cause to believe that such a fiduciary conflict may exist.

     3.5 DUTY OF CARE. The Parties will direct each member of the Management Team to conduct himself or herself with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent manager would use in the conduct of a business of like character, without undue attention towards or discrimination against the portion of the Business pertaining to either Dex or SGN.

     3.6 REPORTING AUTHORITY. Each member of the Management Team will report to:
(i) Qwest in his or her capacity as an employee of Dex; and (ii) Buyer in his or her capacity as an employee of SGN.

     3.7 EMPLOYMENT POLICIES. The members of the Management Team will be subject to the separate personnel policies and other terms and conditions of employment described in Section 2.6 of the Separation Agreement, and no Party will knowingly take any action that will cause any member of the Management Team to materially violate the other Party's employment policies.

     3.8 LOCATION. Except as may otherwise be agreed to in writing by the Parties, the Management Team will be primarily located at SGN's headquarters located at 198 Inverness Drive West, Englewood, Colorado.

     3.9 COMPENSATION AND EMPLOYEE BENEFITS. The Parties agree that the salaries, taxes, benefit plans, expense reimbursements and other employee benefits payable to or maintained for the benefit of the Management Team, and the costs thereof, will be allocated between the Parties as set forth on Exhibit
B. None of the Qwest Parties or their respective Affiliates will change the employee benefits of the members of the Management Team without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

     3.10 MANAGEMENT TEAM ACKNOWLEDGEMENT. Each of the Parties will use its commercially reasonable efforts to ensure that each member of the Management Team, as soon as reasonably practicable following the Effective Date, executes an acknowledgement in substantially the form attached as Exhibit C.

     3.11 INSURANCE.

          (a) Each of Dex and SGN will maintain, at all times during the Term, workers' compensation insurance for the Management Team at coverage levels (whether self-insured, insured or high deductible) that meet statutory minimum requirements. Any "compensable claims or losses" made by a member of the Management Team under such policies will be subject to the pro rata distribution of Dex and SGN, with Dex bearing 57% of the cost and SGN bearing 43% of the cost.

          (b) Each of Dex and SGN will also maintain, at all times during the Term, automobile liability, general liability, director and officer, and fiduciary and crime insurance policies insuring the Management Team consistent with industry standards.

     3.12 FINANCING ACTIVITIES. The Buyer Parties agree and acknowledge that the Qwest Parties will have no liability for actions, omissions, statements or misstatements by any member of the Management Team with respect to such individual's involvement, on behalf of the Buyer Parties, in obtaining financing, making investor presentations, or any engaging in other activities at the Buyer Parties' direction related to the Buyer Parties' consummation of the transactions contemplated by the LLC II Purchase Agreement (other than for any such actions, omissions, statements or misstatements made at the direction of or with the prior knowledge of the Qwest Parties).

                                   ARTICLE 4
                 TERMINATION AND REPLACEMENT OF MANAGEMENT TEAM

     4.1 TERMINATION OF MANAGEMENT TEAM MEMBER. Either SGN or Dex may, at any time and without prior notice to the other Party, immediately terminate the employment of any member of the Management Team (with respect to such Party only), with or without cause, and will immediately notify the other Party of such termination. Upon such termination by one Party, the other Party will not be required to terminate the employment of such employee (with respect to such Party).

     4.2 REPLACEMENT OF MANAGEMENT TEAM MEMBER. If any member of the Management Team is terminated pursuant to Section 4.1 above or otherwise ceases to be employed by a Party (whether as a result of voluntary termination or resignation, retirement, death, disability, incapacity or otherwise) prior to the Second Closing: (i) the Party that terminated such employee, or lost such employee's services, may elect, in its sole and absolute discretion, to replace such employee or not to replace such employee; and (ii) the Parties may, but will not be required to, agree to designate a person to replace such employee as a member of the Management Team within the meaning of this Agreement. Following the Separation Trigger Date, the employment of members of the Management Team will be governed by Section 3.4 of the Separation Agreement.

     4.3 SOLICITATION AND HIRING RESTRICTIONS.

          (a) During the Term, none of the Buyer Parties, the Qwest Parties, nor their respective Affiliates will solicit for hire any member of the Management Team as its exclusive employee or as an employee of any Affiliate or in a different capacity without the prior written consent of the other Party.

          (b) None of the Buyer Parties, the Qwest Parties, nor their respective Affiliates will solicit for re-hire any member of the Management Team whose employment has been terminated by such Party in accordance with Section 4.1 for a period of two (2) years following such termination.

          (c) Except as otherwise specifically set forth herein, and not in limitation of the foregoing, each of the Parties agrees to comply with the non-solicitation covenants set forth in Article 4 of the Non-Competition and Non-Solicitation Agreement with respect to all employees of the other Party.

                                   ARTICLE 5
                   LIAISON COMMITTEE; RESOLUTION OF DISPUTES

     5.1 LIAISON COMMITTEE. The Parties will establish a committee consisting of four (4) individuals (the "LIAISON COMMITTEE"), Qwest and Buyer each having the right to appoint two (2) members from time to time in their sole and absolute discretion (such Party's "DESIGNATED REPRESENTATIVES"). The Liaison Committee will meet at the request of either Party in order to give guidance to the members of the Management Team as contemplated in Section 3.4.

     5.2 DISPUTE RESOLUTION. If: (i) either Party objects to the guidance provided by the Liaison Committee to any member of the Management Team (or the Management Team as a whole); or (ii) the Liaison Committee cannot agree on any such guidance (in either such case, a "DEADLOCK"), then either Party's Designated Representatives may serve a notice in writing (a "DEADLOCK NOTICE") on the other Parties describing the dispute, its understanding of the positions taken by the Parties' respective Designated Representatives in such dispute and the arguments supporting its opinion that such dispute constitutes a Deadlock. The Parties agree that, following the service of a Deadlock Notice, they will refer the Deadlock for resolution to the chief executive officers of the ultimate parent companies of their respective corporate groups and use all commercially reasonable efforts to agree in good faith on a resolution of such Deadlock. If the chief executive officers are unable to resolve such Deadlock, the Parties will have the right to pursue such remedies as may be available and terminate this Agreement in accordance with Article 2.

                                   ARTICLE 6
                                INDEMNIFICATION

     6.1 INDEMNIFICATION.

          (a) The Qwest Parties will indemnify and hold harmless the Buyer Parties and their respective directors, officers (other than the Management
Team), employees, Affiliates, agents and assigns from and against any and all Losses directly or indirectly based upon, arising from or resulting from any action taken (or omission to act) by a member of the Management Team in violation of Section 3.4, Section 3.5, or Article 7, which action (or omission to act) is performed at the direction or with the knowledge of the Qwest Parties.

          (b) The Buyer Parties will indemnify and hold harmless the Qwest Parties and their respective directors, officers (other than the Management
Team), employees, Affiliates, agents and assigns from and against any and all Losses directly or indirectly based upon, arising from or resulting from any action taken (or omission to act) by a member of the Management Team in violation of Section 3.4, Section 3.5, or Article 7, which action (or omission to act) is performed at the direction or with the knowledge of the Buyer Parties.

          (c) The Qwest Parties and the Buyer Parties agree to indemnify and hold harmless each other and their respective directors, officers (other than the Management Team), employees, Affiliates, agents and assigns from and against any and all Losses directly or indirectly based upon, arising from or resulting from any third party claims as a result of any action (or omission to act) by a member of the Management Team, which action (or omission to act) is attributable to such individual's performance of his or her duties hereunder solely on behalf Dex or SGN, as applicable.

                                   ARTICLE 7
                                CONFIDENTIALITY

     Each of the Parties agrees that all non-public, confidential information received from the other party is deemed received pursuant to the Confidentiality Agreement, and each Party will, and will cause its representatives (as defined in the Confidentiality Agreement) to, comply with the provisions of the

Confidentiality Agreement with respect to such information. The provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein. The Parties will direct the members of the Management Team to not use any confidential information of one Party for any reason other than for the benefit of such Party. The obligations contained in this Article 7 will survive the termination or expiration of this Agreement for a period of one (1) year.

                                   ARTICLE 8
                                 MISCELLANEOUS

     8.1 FURTHER ASSURANCES. Each Party will take such other actions as any other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

     8.2 NO AGENCY. Nothing in this Agreement or in any other document related to this transaction, and no action of or inaction by any of the Parties will be deemed or construed to constitute an agency relationship between the Parties. Each Party is acting independently of the other and no Party has the authority to act on behalf of or bind the other.

     8.3 GOVERNING LAWS; COMPLIANCE WITH LAW. This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that state law as to certain matters is preempted by federal law.

     8.4 AMENDMENTS; WAIVERS. Except as expressly provided herein, this Agreement and any attached Exhibit may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by all Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of any Party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

     8.5 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Parties; provided, however, that any Party may assign this Agreement upon written notice to the other Parties to any of its Affiliates without the consent of the other Parties if such Affiliate agrees in writing to be bound by the terms of this Agreement and the assigning Party remains liable for its obligations hereunder. A Change of Control of any Party hereto will not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity is required to agree in writing (whether as part of the acquisition agreement that provides for the other Parties to be a third party beneficiary or in a separate agreement) to assume this Agreement on substantially similar terms and in all material respects.

     8.6 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested;
(iii) one day after being sent for overnight delivery by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the Parties will, unless another address is specified by the Parties hereafter in writing, be sent to the address indicated below:

     If to the Buyer Parties, addressed to:

     Dex Media East LLC
     198 Inverness Drive West, Eighth Floor
     Englewood, Colorado 80112
     Attention: Chief Executive Officer
     Fax: (303) 784-1964

     With a copy to (which will not constitute notice):

     Latham & Watkins
     885 Third Avenue, Suite 1000
     New York, New York 10022
     Attention: R. Ronald Hopkinson, Esq.
     Fax: (212) 751-4864

     If to the Qwest Parties, addressed to:

     Qwest Dex, Inc.
     198 Inverness Drive West
     Englewood, Colorado 80112
     Attention: Dex Project Manager
     Fax: (303) 784-1964

     AND

     Qwest Communications International Inc.
     1801 California Street
     Denver, Colorado 80202
     Attention: General Counsel
     Fax: (303) 296-5974


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



     With a copy to (which will not constitute notice):

     O'Melveny & Myers LLP
     1999 Avenue of the Stars, Suite 700
     Los Angeles, California 90067
     Attention: Steven L. Grossman, Esq.
     Fax: (310) 246-6779

     8.7 ENTIRE AGREEMENT. This Agreement, including any Exhibits attached hereto, and the other Commercial Agreements (as defined in the LLC Purchase Agreement), constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

     8.8 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

     8.9 HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     8.10 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

     8.11 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement is binding upon and will inure to the benefit of each Party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.12 INTERPRETATION. Each Party acknowledges that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the Parties.



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


     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duty executed for and on its behalf as of the day and year first above written.


                                            QWEST COMMUNICATIONS
                                            INTERNATIONAL INC.

                                            By: /s/ Yash A. Rana
                                                --------------------------------
                                                Name:  Yash A. Rana
                                                Title: Vice President


                                            QWEST DEX, INC.

                                            By: /s/ George Burnett
                                                --------------------------------
                                                Name:  George Burnett
                                                Title: President


                                            SGN LLC
                                            By: Qwest Dex, Inc., its sole member

                                            By: /s/ George Burnett
                                                --------------------------------
                                                Name:  George Burnett
                                                Title: President


                                            DEX HOLDINGS LLC

                                            By: /s/ James A. Attwood, Jr.
                                                --------------------------------
                                                Name:  James A. Attwood, Jr.
                                                Title: Managing Director

                                   EXHIBIT A
                                MANAGEMENT TEAM

NAME OF            POSITION         JOB DESCRIPTION AND RESPONSIBILITIES
EMPLOYEE

1. George Burnett  President        Chief executive for all operations,
                                    including sales, operations, marketing,
                                    central services, finance, human resources, legal, and support services obtained from vendors, affiliates, contractors and consultants.

2. Brad Richards   Vice President,  Responsible for printing, paper,
                   Operations       distribution, intemet product fulfillment,
                                    market assignment, order management,
                                    artwork, national operations, community
                                    pages, listings management, commissions and results, operational analysis, book manufacturing, and related duties in support of creating print, virtual and other directories.

3. Maggie LaBeau   Vice President,  Responsible for field product marketing,
                   Marketing        central marketing (including pricing),
                                    channel strategy, customer programs,
                                    recycling, intemet product management,
                                    consumer product management, distribution strategy, advertiser product management, public relations, customer / segment marketing, marketing information, related administration duties, growth ventures, advertising, QwestDexDirect (data and list sales). and national sales (national advertiser sales via CMR relationships).

4. Kristine Shaw   Vice President,  Responsible for directing geographically
                   Sales            based sales teams and central sales
                                    management and support of sales
                                    organizations for 14-state region. Central support includes labor program management, co-op programs, decision support, marketing initiatives, intemet yellow page sales, business process development and reengineering for sales, awards & recognition and related administrative functions.



5. Tony Basile     Vice President,  Responsible for directing customer care,
                   Customer Care    credit assessment & collections managements,
                                    learning center (central training and
                                    training development), business process
                                    subject matter expertise, user table design and support, industrial engineering and technical training.

NAME OF            POSITION         JOB DESCRIPTION AND RESPONSIBILITIES
EMPLOYEE

6. Bob Houston     Chief            Responsible for directing financial planning
                   Financial        and analysis, controller, tax, treasury,
                   Officer          risk management, audits and evaluations,
                                    external contractors and related financial activities.

                                   EXHIBIT B
                         SALARY AND BENEFITS ALLOCATION

     Compensation. Except as otherwise provided in this Exhibit B, the salary and benefits costs of the Management Team will be split pro rata, with Dex bearing 57% of the costs and SGN bearing 43% of the costs. To the extent either Party directly pays more than its pro rata share of costs, it will be reimbursed by the other Party. Each member of the Management Team will continue to receive no less compensation than he or she received from Dex as of the Closing (the "CLOSING DATE COMPENSATION"), with Dex paying no less than 57% of the Closing Date Compensation and with SGN paying no less than 43% of the Closing Date Compensation. Either Dex, SGN or both may (but neither will be obligated to) increase compensation for one or more members of the Management Team, but neither may decrease its compensation payments to less than 57% of the Closing Date Compensation (in Dex's case) or less than 43% of the Closing Date Compensation (in SGN's case). It is contemplated that each employee will receive two paychecks, one from Dex and one from SGN, each pay period. Each member of the Management Team will also receive a separate W-2 from Dex and from SGN.

     Employee Benefits. During the Term, Dex and SGN will cooperate to ensure that the initial members of the Management Team receive a complete package of employee benefits no less favorable than the levels provided by Qwest as of the Closing, but without duplication of benefits. Dex and SGN will share the costs of employee benefits in the same proportion as their share of each employee's compensation (i.e., with Dex responsible for 57% of such costs and SGN responsible for 43% of such costs). Each particular employee benefit may be provided under a Dex (or Qwest) benefit plan, under a SGN benefit plan, or both. The responsibilities for significant benefit plans will be determined in accordance with the terms set forth in the following chart. Responsibilities with respect to any benefit plan not set forth in the following chart will be agreed upon by the Parties as soon as practicable following the Effective Date in accordance with the principles set forth in the following chart and in this Exhibit B.

Pension Plan

Each member of the Management Team will remain covered under Qwest Pension Plan during the term of such individual's continued employment by Dex. Additional benefits will accrue based on total compensation from Dex and SGN. SGN will reimburse Dex for a pro rata share of the "service costs" within the meaning of Financial Accounting Standard No. 87.

401(k) Plan

Each member of the Management Team will remain a participant in QSIP during the term of such individual's continued employment by Dex. Each member of the Management Team may also participate in SGN 401(k) plan, especially if necessary to permit employees to make maximum desired salary deferral (subject to applicable legal limitations) or to get maximum employer match.

Health Plan and
Dental Plan

Each member of the Management Team will remain covered under the Qwest Health Plan and the Qwest Dental Plan during the term of such individual's continued employment by Dex. SGN will reimburse Dex for pro rata share of the costs.

Disability Plans

Each member of the Management Team will remain covered under Qwest plans during the term of such individual's continued employment by Dex. If disability benefit is based on compensation, may also require coverage under SGN disability plan. If only covered under Qwest plans, SGN will reimburse Dex for pro rata share of the costs.

Life Insurance

Each member of the Management Team will remain covered under Qwest plans or policies during the term of such individual's continued employment by Dex. If death benefit is a multiple of compensation, may also require coverage under SGN disability plan. If only covered under Qwest plans or policies, SGN will reimburse Dex for pro rata share of the costs.

Flexible Benefit Plan

Each member of the Management Team will pay pre-tax share of premiums from payroll of company providing that benefit (e.g., employee share of health premium deducted from Dex payroll if covered under Qwest Health Plan). Each member of the Management Team can make salary deferrals for health care reimbursement account and dependent care reimbursement account from either Dex or SGN payroll, subject to any applicable limit on total FSA deferral.

     Pension Plan Asset Transfer. Assuming that any member of the Management Team continues to be covered by, and to accrue additional pension benefits under, the Qwest Pension Plan during the term of such individual's continued employment by Dex, his or her existing benefit liabilities will remain with the Qwest Pension Plan during that time. Upon termination of this Agreement with respect to any member of the Management Team, assuming that such member of the Management Team continues to be an employee of SGN, the Buyer Pension Plan will assume the liabilities for their accrued pension benefits (along with the accrued pension benefits of the Dex employees) and the Qwest Pension Plan will transfer assets to the Buyer Pension Plan corresponding to these assumed pension liabilities.

     401 (k) Plan. Upon termination of this Agreement with respect to any member of the Management Team, members of the Management Team will no longer be employees of any member of the Qwest controlled group. As a result, each member will be entitled to take a distribution from the Qwest Savings and Investment Plan. Like the other Dex employees, each member of the Management Team can elect to make a direct rollover of their QSIP account balances into a Buyer 401(k) plan or into an IRA. Alternatively, each member can elect to leave his or her account balances in the QSIP (assuming the account balance exceeds $5,000) or take a distribution from the QSIP and pay income taxes.

     Employee Expenses. Dex and SGN will be solely responsible to reimburse members of the Management Team for expenses incurred by such individual with respect to his or her employment solely by Dex or SGN, respectively, in each case in accordance with such Party's policies and procedures. Dex and SGN will reimburse each member of the Management Team on a pro rata basis for expenses incurred by such individual with respect to his or her employment by both Dex and SGN, in each case in accordance with such Party's policies and procedures.

     Termination of Simultaneous Employment. If a member of the Management Team accepts employment with SGN within twelve (12) months after the Separation Trigger Date, the Buyer Pension Plan assumes liabilities for accrued pension benefits and the Qwest Pension Plan transfers assets to the Buyer Pension Plan under the assumptions of the LLC II Purchase Agreement.

     The Parties will perform their obligations under this Agreement and Exhibit B in accordance with the terms of the Payroll Memorandum of Understanding.

                                   EXHIBIT C
                           ACKNOWLEDGMENT AND CONSENT

     SGN LLC ("SGN") and Qwest Dex, Inc. ("DEX") have agreed to each employ the undersigned as an executive on the terms and conditions set forth in that certain Joint Management Agreement between SGN, Dex, Qwest Communications International Inc. ("QWEST") and Dex Holdings, LLC ("BUYER") (the "JOINT MANAGEMENT AGREEMENT").

     The undersigned acknowledges that he/she has received and read a copy of the Joint Management Agreement and agrees to comply with the terms and conditions thereof. The undersigned further acknowledges that for purposes of his/her employment by both Dex and SGN he/she is a fiduciary of both Dex and SGN, as applicable, and agrees to be bound by and comply with the fiduciary obligations and confidentiality and non-disclosure obligations with respect to the undersigned outlined in the Joint Management Agreement.

     The undersigned has executed this Acknowledgment and Consent as of the Effective Date (as defined in the Joint Management Agreement).


By:    ___________________________


Name:  ___________________________


Title: ___________________________


                                      C-1